INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Fourth Quarter Delivers 18% Sequential and 9% Year-over-Year Growth in Recurring Revenue; Full Year Sees 29% Increase in Recurring Revenue Coupled With Reduced Operating Expenses

WILMINGTON, DE.—February 18, 2016—InterDigital, Inc. (NASDAQ: IDCC), a mobile technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2015.
Fourth Quarter 2015 Financial Highlights

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Fourth quarter 2015 recurring revenue was $92.6 million, consisting of current patent royalties and current technology solutions revenue, representing an increase of 9% compared to recurring revenue of $85.1 million in fourth quarter 2014. This increase in recurring revenue was primarily attributable to a 21% increase in per-unit royalties.

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Total revenue was $112.1 million, compared to $86.1 million in fourth quarter 2014. Fourth quarter 2015 total revenue included $19.5 million of past sales, consisting of past patent royalties and past technology solutions revenue.

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Fourth quarter 2015 operating expenses were $58.8 million, compared to $60.8 million in fourth quarter 2014. Intellectual property enforcement and non-patent litigation expenses were $5.1 million, a 65% decrease compared to $14.5 million in fourth quarter 2014.

•	Net income[1] was $33.0 million, or $0.92 per diluted share, compared to net income of $13.8 million, or $0.36 per diluted share, in fourth quarter 2014.
Full Year 2015 Financial Highlights

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Recurring revenue was $372.8 million in 2015, representing an increase of 29% compared to $288.8 million in 2014. The increase was primarily attributable to a 49% increase in per-unit royalties as well as an increase in fixed-fee royalties associated with a full year of revenue from new patent license agreements entered into during 2014.

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Total revenue was $441.4 million in 2015 compared to $415.8 million in 2014. The increase reflected higher recurring revenue in 2015 offset by a decrease in past sales from $125.0 million in 2014 to $68.7 million in 2015.

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2015 operating expenses were $232.9 million, compared to $246.9 million in 2014. Intellectual property enforcement and non-patent litigation expenses were $32.7 million, a 37% decrease compared to $52.3 million in 2014.

•	Net income was $119.2 million, or $3.27 per diluted share, compared to net income of $104.3 million, or $2.62 per diluted share, in 2014.
"2015 was a very strong year financially and represented continued progress towards our goals, both in terms of driving recurring revenue and carefully managing expenses," said William J. Merritt, President and CEO of InterDigital. "In 2016, building on our foundation of world-class research and mobile industry contributions, we'll continue to focus on broadening our wireless customer base while working to penetrate new markets in IoT and connected technologies."
Additional Financial Highlights for Fourth Quarter 2015

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The slight decrease in fourth quarter 2015 operating expenses compared to fourth quarter 2014 was primarily driven by a $9.4 million decrease in intellectual property enforcement partially offset by a $7.3 million charge in fourth quarter 2015 primarily to increase accrual rates for performance-based compensation plans.

•
In fourth quarter 2015, the company had free cash flow[2] of $79.2 million. This compares to $43.5 million of free cash flow in fourth quarter 2014, primarily due to increased cash receipts from per-unit licensees, and a new patent license agreement signed during third quarter 2015. Ending cash and short-term investments totaled $933.7 million, $230 million of which is reserved for the repayment of the company's 2.50% Senior Convertible Notes maturing on March 15, 2016.

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During fourth quarter 2015, the company repurchased 0.1 million shares of common stock for $7.4 million. From January 1, 2016 through February 17, 2016, the company repurchased an additional 0.6 million shares at a cost of $24.7 million, bringing the total repurchased under the company's current $400 million stock repurchase program to 5.9 million shares at a cost of $273.7 million. As of today, the company has repurchased more than half the shares of the company's common stock that were ever outstanding.

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The company's fourth quarter 2015 effective tax rate was approximately 31.1% as compared to 35.8% during fourth quarter 2014, based on the statutory federal tax rate net of discrete federal and state taxes.

Additional Financial Highlights for Full Year 2015

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The $14.0 million decrease in operating expenses was primarily attributable to the $19.6 million decrease in intellectual property enforcement and non-patent litigation. The decrease was also partially attributable to a $4.2 million decrease in performance-based compensation, driven by charges to increase related accrual rates in 2014. These and other decreases were partially offset by a $5.7 million increase in depreciation and amortization driven by the growth of our patent portfolio, as well as a $6.9 million increase in commercial initiatives expense.

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In 2015, the company generated $81.0 million of free cash flow compared to $203.0 million in 2014. The decrease in the company's free cash flow was primarily attributable to cash payments received in 2014 attributable to the new license agreements entered into during second quarter 2014.

•	During 2015, the company repurchased 1.8 million shares of common stock for $96.4 million.

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The company's 2015 effective tax rate was approximately 35.7% as compared to 33.9% during 2014, based on the statutory federal tax rate net of discrete federal and state taxes. The increase in the effective tax rate from 2014 to 2015 resulted primarily from the 2014 net benefit received from research and development tax credits covering the periods 2010 through 2014.

Near-Term Outlook
"We currently expect that sales volumes of our per-unit licensees in fourth quarter 2015 will drive our first quarter 2016 total revenue to a range of between $99 million and $102 million, comprised entirely of recurring revenue," said Richard J. Brezski, Chief Financial Officer. "This expected sequential quarterly increase in recurring revenue is based on the same set of licensees and is driven, in part, by second half 2015 product introductions that saw market success, but it also reflects a cyclical element that is typically present in our first quarter results. Consistent with our practice, this revenue guidance is based on royalty reports received to date, and does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2016."

Conference Call Information
InterDigital will host a conference call on Thursday, February 18, 2016 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2015 financial performance and other company matters. A live Internet webcast of the conference call will be available at www.interdigital.com, under "Events and Presentations" in the Investors section. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (877) 876-9175 within the United States or +1 (785) 424-1668 from outside the United States. Please call by 9:50 a.m. ET on February 18 and give the operator Conference ID number 5332394.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section, under "Events and Presentations." In addition, a telephone replay will be available from 1:00 p.m. ET February 18 through

1:00 p.m. ET February 23. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 5332394.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our plans to continue to focus on broadening our wireless customer base while working to penetrate new markets in IoT and connected technologies and (ii) our current expectations with respect to the company's first quarter 2016 revenue. Words such as "believe," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during first quarter 2016; (x) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (xi) changes or inaccuracies in market projections; and (xii) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
REVENUES:
Per-unit royalty revenue	$59,566	$49,220	$234,836	$157,250
Fixed fee amortized royalty revenue	31,718	33,358	131,837	121,903
Current patent royalties	91,284	82,578	366,673	279,153
Past patent royalties	16,720	1,050	65,814	124,236
Total patent licensing royalties	108,004	83,628	432,487	403,389
Patent sales	—	—	—	1,999
Past technology solutions revenue	2,768	—	2,852	800
Current technology solutions revenue	1,326	2,493	6,096	9,633
	$112,098	$86,121	$441,435	$415,821

OPERATING EXPENSES:
Patent administration and licensing	29,201	34,919	120,401	133,808
Development	19,767	17,440	72,702	75,300
Selling, general and administrative	9,790	8,474	39,783	37,753
	58,758	60,833	232,886	246,861

Income from operations	53,340	25,288	208,549	168,960

OTHER EXPENSE (NET)	(6,444)	(4,699)	(27,534)	(15,432)
Income before income taxes	46,896	20,589	181,015	153,528
INCOME TAX (PROVISION)	(14,577)	(7,361)	(64,621)	(52,108)
NET INCOME	$32,319	$13,228	$116,394	$101,420
Net loss attributable to noncontrolling interest	(719)	(562)	(2,831)	(2,922)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$33,038	$13,790	$119,225	$104,342
NET INCOME PER COMMON SHARE — BASIC	$0.93	$0.37	$3.31	$2.65
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	35,429	37,207	36,048	39,420
NET INCOME PER COMMON SHARE — DILUTED	$0.92	$0.36	$3.27	$2.62
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,887	37,873	36,463	39,879
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.20	$0.80	$0.70

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Income before income taxes	$46,896	$20,589	$181,015	$153,528
Taxes paid	(41,947)	(28,836)	(85,780)	(114,876)
Non-cash expenses	23,986	19,779	83,999	72,324
Increase in deferred revenue	22,910	2,013	113,962	272,885
Deferred revenue recognized	(37,396)	(43,989)	(163,354)	(163,139)
Increase (decrease) in operating working capital, deferred charges and other	72,328	86,428	(15,343)	21,291
Capital spending and capitalized patent costs	(7,625)	(12,506)	(33,466)	(39,027)
FREE CASH FLOW	79,152	43,478	81,033	202,986

Tax benefit from share-based compensation	331	(1,218)	2,457	—
Acquisition of patents	—	—	(20,000)	(26,300)
Purchase of long-term investments	(6,029)	—	(12,623)	—
Proceeds from noncontrolling interests	6,808	1,276	9,358	5,101
Dividends paid	(7,093)	(7,609)	(28,937)	(23,729)
Share repurchases	(7,358)	(64,603)	(96,410)	(152,625)
Proceeds from other financing activities	—	—	4,500	—
Proceeds from issuance of convertible senior notes	—	—	316,000	—
Purchase of convertible bond hedge	—	—	(59,376)	—
Proceeds from issuance of warrants	—	—	42,881	—
Payment of debt issuance costs	—	—	(9,403)	—
Net proceeds from exercise of stock options	17	33	46	402
Unrealized gain (loss) on short-term investments	436	(121)	254	(358)
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$66,264	$(28,764)	$229,780	$5,477

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2015	DECEMBER 31, 2014
ASSETS
Cash & short-term investments	$933,708	$703,928
Accounts receivable (net)	53,868	51,702
Other current assets	23,391	32,227
Property & equipment and patents (net)	289,727	278,086
Other long-term assets (net)	173,791	127,019
TOTAL ASSETS	$1,474,485	$1,192,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$227,174	$—
Accounts payable, accrued liabilities, taxes payable & dividends payable	66,570	80,474
Current deferred revenue	106,229	124,695
Long-term deferred revenue	289,039	293,342
Long-term debt & other long-term liabilities	263,578	218,774
TOTAL LIABILITIES	952,590	717,285
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	510,519	468,328
Noncontrolling interest	11,376	7,349
TOTAL EQUITY	521,895	475,677
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,474,485	$1,192,962

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$86,777	$55,984	$114,499	$242,013
Purchases of property, equipment, & technology licenses	(1,865)	(3,899)	(3,700)	(7,095)
Capitalized patent costs	(5,760)	(8,607)	(29,766)	(31,932)
Free cash flow	$79,152	$43,478	$81,033	$202,986

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814